Exhibit T3A-47

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:10 PM 06/26/2015
FILED 05:52 PM 06/26/2015
SRV 150981962 - 5775233 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the Limited Liability Company is Weatherford Holdings U.S. LLC.

Second: The address of the Company’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of the Company’s registered agent at such address is The Corporation Trust Company.

In Witness Whereof, the undersigned has executed this Certificate of Formation this 26th day of June 2015.

By:	/s/ Charity R. Kohl
Name:	Charity R. Kohl
Title:	Authorized Person